May, 1995


Dear Oppenheimer Time Fund Shareholder:

     As a mutual fund investment advisor, one of our key objectives is searching for new investment opportunities for our shareholders of our funds. I am writing to you today to let you know about one of those opportunities.

     On March 16, the Board of Trustees of Oppenheimer Time Fund determined that it would be in the best interests of shareholders to merge into another Oppenheimer fund, Oppenheimer Target Fund. While all shareholders as of the April 21 record date will receive a proxy statement with more complete information -- and will have a chance to vote on the proposal at a shareholder meeting -- I wanted to let you know about the proposed change as soon as possible.

     Both Time Fund and Oppenheimer Target Fund seek capital appreciation by investing in companies that present opportunities for long-term growth. Time Fund has emphasized medium-sized companies while Target Fund emphasizes companies of all sizes with capital appreciation potential. Target attempts to identify companies with above average earnings growth selling at below normal valuation levels. The Fund is currently overweighted in financial, technology, and healthcare issues, such as Green Tree Financial, Western Digital Corp., and Cordis. (1)

     Managed by Robert Doll, OppenheimerFunds' Director of Equity Investments, Target Fund has a stronger history of performance than Time Fund. Target's average annual total returns at maximum offering price for Class A shares for the 1-, 5-, and 10-year periods ended March 31, 1995 and since inception, of the Class on 1/22/81 were 5.97%, 10.30%, 10.64% and 15.92%, respectively. And the Fund's year-to-date return as of 3/31/95 at maximum offering price for Class A shares was 9.01%. (2)

     The Board of Trustees believes that the shareholders of Time Fund may benefit by that Fund merging into Target Fund -- a fund which emphasizes long-term growth through value and flexibility -- and recommends that you vote for this change when you receive your proxy in May.

     If you have any questions about the proposal, please feel free to call your financial advisor -- or call us toll-free at 1-800-525-7048.

     Thank you for your continuing trust and confidence. We believe you will be extremely pleased with the new direction planned for Time Fund.

                                              Sincerely,


                                              Jon S. Fossel

1.  The Fund's portfolio is subject to change.

2. Oppenheimer Time Fund shareholders will receive Class A shares of Oppenheimer Target Fund if the reorganization is approved. Target Fund's Class A returns show results of hypothetical investments on 1/1/95, 4/1/90, 4/1/85 and 1/22/81, after deducting the current maximum initial sales charge of 5.75% for Class A shares. Target Fund's maximum sales charge rate for Class A shares was higher during a portion of some of the periods shown, and actual investment results will be different as a result of the change. For Class C shares, average annual total returns for the 1-year period ended 3/31/95 and since inception of the Class on 12/1/93 were 10.39% and 6.99%, respectively. Total return for Class C shares is based on a hypothetical investment held for that period, after deducting the 1% contingent deferred sales charge for the 1-year calculation. Class A shares were first publicly offered on 1/22/81. All figures assume reinvestment of dividends and capital gains distributions. Past performance is not indicative so that an investor's shares, when redeemed, may be worth more or less than the original cost.

DRAFT - TIME/TARGET MERGER STATEMENT
5/5/95

         Background and Statement on Proposed Reorganization of
           Oppenheimer Time Fund into Oppenheimer Target Fund


March 16, 1995 -- The Board of Trustees of Oppenheimer Time Fund voted unanimously today to reorganize the Fund into Oppenheimer Target Fund and recommended that Time Fund's shareholders approve the reorganization.

     A Time Fund shareholder meeting to vote on the reorganization is scheduled for June 20, 1995. Shareholders of record as of April 21 are eligible to vote and will be mailed proxy materials.

     Oppenheimer Time Fund's Board of Trustees believes that shareholders of the Fund will benefit from the investment flexibility of Target Fund and the potential for economies of scale that could lead to lower expenses for shareholders following the reorganization.

     Like Time Fund, Oppenheimer Target Fund's investment objective is capital appreciation. While Time Fund currently emphasizes investments in medium-capitalization companies (generally those with market capitalizations of $500 million to $5 billion), Target Fund's manager has been focusing on domestic issues in a broad range of capitalizations. Target Fund's manager seeks growth potential by focusing on undervalued companies with improving earnings.

     Oppenheimer Target Fund is managed currently by Robert C. Doll, Jr. Executive Vice President and Director of Equity Investments of Oppenheimer Management Corporation. He will remain the manager of Target Fund following the reorganization. Mr. Doll is also the portfolio manager of Oppenheimer Growth Fund. Oppenheimer Time Fund is currently managed by Jay W. Tracey III, Vice President and Portfolio Manager of Oppenheimer Management Corporation. Mr. Tracey will remain portfolio manager of Oppenheimer Discovery Fund.

     For more complete information about the OppenheimerFunds, including charges and expenses, investors should obtain a prospectus from their financial advisor. They should read the prospectus carefully before investing. OppenheimerFunds are distributed by Oppenheimer Funds
Distributor, Inc.



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